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FOR IMMEDIATE RELEASE                         Contact:    Gus Allen
                                                          Mary Hagen
                                                          (503) 641-6115



            EPITOPE ANNOUNCES ACQUISITION AND RECAPITALIZATION PLAN

Beaverton, Oregon, November 7, 1996 - Epitope, Inc. (AMEX:EPT) today announced an agreement to acquire Andrew and Williamson Sales Co., a California-based fruit and vegetable producer and distributor, and a proposed recapitalization plan.

Andrew and Williamson Acquisition

As part of the vertical integration strategy of its Agritope unit, the Company has agreed to acquire Andrew and Williamson Sales Co. (A&W) in exchange for 520,000 shares of Epitope common stock. As a result of the acquisition, A&W will become a wholly owned operating subsidiary. A&W, founded in 1986, produces fruits and vegetables and provides sales and distribution services for growers from the mainland and Baja, Mexico and the San Joaquin Valley in California. A&W produces and distributes a diversified mix of fresh fruit and vegetables including vine ripe cherry, roma and fresh market tomatoes, strawberries, raspberries, melons, tree fruits, table grapes, cucumbers, squash, green, red and yellow peppers, Brussels sprouts, and asparagus. In addition to fresh strawberries, A&W produces and sells frozen strawberries. A&W ships fresh produce every day of the year from its facilities in San Diego and ships seasonally from other sites. A&W is one of the United States' largest distributors of vine ripe cherry and fresh market tomatoes. It is also a major shipper of fresh strawberries, melons and cucumbers throughout North America. A&W is based in San Diego, California with sales offices in San Diego and Bakersfield, California and Nogales, Arizona.

"Historically, Agritope has focused on the development and commercialization of novel agricultural products using plant genetic engineering and other modern methods. Through the acquisition of A&W, Agritope has positioned itself as a vertically integrated agribusiness with the production, distribution and marketing infrastructure necessary to better realize the value of its proprietary technology," said Adolph J. Ferro, president and chief executive officer.

Agritope's research program is focused on utilizing the tools of biotechnology to regulate the synthesis of the plant hormone ethylene in ripening fruits and vegetables. Through the use of patented technology, Agritope has genetically engineered tomatoes in which ripening is controlled for an extended period of time, and has programs underway to apply the technology to other fruits and vegetables.

"We have been working with Agritope's tomatoes for almost two years. During this time, it has become apparent to us that their ethylene control technology could have a major positive impact on the growing and distribution of tomatoes as well as on a variety of other fruits and vegetables," said Fred L. Williamson, president and chief executive officer of A&W.

For the year ending September 30, 1996, A&W had sales of approximately $62 million and net income before taxes of about $1.2 million.
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Epitope/2

Recapitalization Plan

Separately, the company announced today that its board of directors approved, subject to a favorable vote of shareholders, a plan to create two classes of common stock, one that will track the performance of its medical products business and one that will track the performance of its agricultural operations.

Under the proposed plan, a new class of common stock called Agritope Common Stock (Agritope Stock) will be distributed to Epitope shareholders in the ratio of one-half share of Agritope Stock for each outstanding share of existing common stock. In addition, Epitope shareholders will retain their existing common stock which will be redesignated Epitope Medical Products Common Stock (Medical Products Stock) on a share-for-share basis. Thus, Epitope, Inc., would have two classes of publicly traded common stock, Agritope and Epitope Medical Products.

The plan will be implemented through a tax-free stock distribution that allows current shareholders to continue holding the same level of economic interest in the Company. Epitope is not spinning off any business.

The Medical Products Stock and Agritope Stock will trade separately. The Company intends to apply for inclusion of the Medical Products Stock and Agritope Stock on the Nasdaq National Market under the symbols "EPTO" and "AGTO," respectively.

The Company has filed a preliminary proxy/registration statement with the Securities and Exchange Commission that details the planned distribution. After review by the SEC, the document will be mailed to shareholders prior to the Company's Annual Meeting, which is expected in February 1997. The plan to effect the distribution would become effective upon shareholder approval.

Adolph J. Ferro, president and chief executive officer, commented, "We have felt for some time that the financial market is undervaluing our stock. Our plan to separate the Company's common stock into two separate classes provides a framework for increased and more focused equity research coverage by the investing community and is intended to enhance shareholder value by allowing existing shareholders and potential new investors to separately value the Epitope Medical Products and Agritope businesses. In addition, the plan preserves for all shareholders the considerable economic benefits of remaining one company and retains the Company's financial flexibility."

Vector Securities International, Inc., is acting as financial advisor to the Company in connection with the acquisition of A&W and the recapitalization plan.

Epitope, Inc. is an Oregon corporation utilizing biotechnology to develop and market medical diagnostic products through its Epitope Medical Products group and superior new plants and related products through its Agritope group.

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